Exhibit 21.1

VCG Holding Corp

List of Subsidiaries

December 31, 2006

VCG Real Estate Holding Corporation

VCG Restaurant Denver, Inc.

VCG CO Springs, Inc.

VCG Phoenix Corp. (inactive)

Platinum of Illinois, Inc.

Tennessee Restaurant Concepts, Inc.

International Entertainment Consultants, Inc.

Glenarm Restaurant LLC

Indy Restaurant Concepts, Inc.

Glendale Restaurant Concepts LP.

Denver Restaurant Concepts, LP.